UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):

May 22, 2008

ASIA PREMIUM TELEVISION GROUP, INC

(Exact name of registrant as specified in its charter)

Nevada	033-33263	62-1407521
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

Room 602, 2 North Tuanjiehu Street, Chaoyang District

Beijing, 100026, People's Republic Of China
(Address of principal executive offices)

Registrant’s telephone number, including area code:
(86-10) 6582-7900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisons (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

Common Stock Private Placement.   On May 22, 2008, the Company entered into a share purchase agreement with CEC Unet Plc. pursuant to which the Company will issue 385,000 shares of ATVG common stock valued at US$2.00 per share. CEC Unet Plc. is listed on the Alternative Investment Market (AIM) in London (AIM: CECU), and is a leading payment services provider in Mainland China. Its core business is the provision of “top-up” mobile-based retail payment services to consumers in the Henan, Guangdong and Beijing provinces. Mr. Xing Jing, ATVG's Chief Executive Officer and Co-Chairman, is the Chief Financial Officer and an executive director of CEC Unet Plc. The Company believes the share purchase agreement is the result of arms' length negotiation between the companies and its terms are fair and reasonable to ATVG.

The aggregate gross proceeds from the sale of the ATVG common stock will be US$770,000. The Company intends to use the proceeds for the continued expansion of ATVG’s mobile operations in China and for general corporate purposes.

Pending completion of the agreement, CEC Unet Plc. will own approximately 15.9% of ATVG.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Asia Premium Television Group, Inc.

Date: May 22, 2008	By:	/s/ Jing Xing
	Name:	Jing Xing
	Title:	Chief Executive Officer and Co-Chairman

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